INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders
GPN Network, Inc.

We have audited the accompanying consolidated balance sheet of GPN Network, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GPN Network, Inc. and subsidiaries as of December 31, 2001, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, during the year ended December 31, 2001, the Company incurred a net loss of $1,882,371, and it had negative cash flows from operations of $1,018,867. In addition, the Company had an accumulated deficit of $3,942,840 as of December 31, 2001. These factors, among others, as discussed in
Note 2 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
March 4, 2002, except for Note 10,
   as to which the date is March 26, 2002.

                      INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
GPN Network, Inc.


We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit), and cash flows of GPN Network, Inc. and subsidiaries (the "Company") for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of GPN Network, Inc. and subsidiaries for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


CORBIN & WERTZ
Irvine, California
February 9, 2001

                                             GPN Network, Inc. and Subsidiaries
                                                     Consolidated Balance Sheet
--------------------------------------------------------------------------------

                                                                  December 31,
Assets                                                                2001
                                                                  ----------
Current assets
   Cash and cash equivalents                                         $ 5,275
   Prepaid expenses                                                      689
                                                                  ----------
      Total current assets                                             5,964

Property and equipment, net of accumulated depreciation
   and impairment reserve of $471,313                                      0

Capitalized web site development cost, net of accumulated
   amortization and impairment reserve of $140,664                         0

Other assets, net of impairment reserve of $57,644                         0
                                                                  ----------
                                                                     $ 5,964
                                                                  ==========

           Liabilities and Stockholders' Equity (Deficit)
Current liabilities
   Promissory note to shareholder                                     27,662
   Net liabilities of discontinued operations                        560,934
                                                                  ----------

      Total current liabilities                                      588,596

   Note payable to affiliate                                          51,000
                                                                  ----------

     Total liabilities                                               639,596

Commitments and Contingencies

Stockholders' equity (deficit)
   Preferred stock, 0.001 par value:
      10,000,000 shares authorized, no shares outstanding                0
   Common stock, $0.001 par value; 50,000,000 shares
      authorized, 11,677,897 shares issued and outstanding            11,678
   Additional paid-in capital                                      3,297,530
   Accumulated deficit                                            (3,942,840)
                                                                  ----------

      Total stockholder's equity (deficit)                          (633,632)
                                                                  ----------
                                                                       5,964
                                                                  ==========




              See accompanying notes to consolidated financial statements
--------------------------------------------------------------------------------

                                              GPN Network, Inc. and Subsidiaries
                                           Consolidated Statements of Operations
--------------------------------------------------------------------------------

                                                 For the Twelve   For the Twelve
                                                  Months Ended    Months Ended
                                                  December 31,    December 31,
                                                      2001            2000
                                                 --------------   --------------

Revenues                                         $        0        $        0

Operating expenses:
   Employee compensation                                  0                 0
   Selling, general and administrative expenses        19,982               0
                                                  --------------  --------------

      Total operating expenses                         19,982               0

Operating loss                                        (19,982)              0

Other income (expense):
   Interest income (expense)                           (1,662)              0
   Loss on marketable securities                            0               0
   Loss on impairment of long-lived assets                  0               0
   Loss on disposal of equipment                            0               0
   Other income (expense)                                   0               0
                                                  --------------  --------------

      Total other income (expense)                     (1,662)              0

   Loss from continuing operations                    (21,644)              0

   Provision for income taxes                               0               0
                                                  --------------  --------------

   Net loss from continuing operations                (21,644)              0

   Discontinued operations:

    Loss from discontinued operations              (1,456,924)     (2,060,469)

    Loss on disposal of discontinued operations      (403,803)              0
                                                  --------------  --------------

    Net loss from discontinued operations          (1,860,727)     (2,060,469)
                                                  --------------  --------------

Net loss                                         $ (1,882,371)   $ (2,060,469)

Basic and diluted loss per common share
   from continuing operations                    $          0    $          0
   from discontinued operations                         (0.17)          (0.20)
                                                  --------------  --------------
       Total basic loss per share                $      (0.17)   $      (0.20)
                                                  ==============  ==============
Basic and diluted weighted average
   common shares outstanding                       11,366,075      10,346,821
                                                  ==============  ==============


        See accompanying notes to consolidated financial statements
--------------------------------------------------------------------------------

                                                               GPN Network, Inc.
                        Consolidated Statement of Stockholders' Equity (Deficit)
                                  For the Years Ended December 31, 2001 and 2000
--------------------------------------------------------------------------------
                                                       Common Stock             Additional
                                                  ----------------------          Paid-In    Deferred       Accumulated
                                                  Shares          Amount          Capital    Compensation     Deficit       Total
                                                ------------   ------------    ------------  ------------  ------------ ------------
Balance at December 2, 1999
  (date of inception)                                 --       $     --       $     --        $    --      $    --      $     --

Founder's capital contribution                   8,775,000          8,775         (8,275)          --           --             500

Estimated fair market value of 181,208 shares
  of common stock issued to employees              181,208            181         46,682         (6,770)        --          40,093

Sale of 1,111,122 shares of common stock,
  net of offering costs of $264,187 (plus
  150,000 shares issued to consultants)          1,261,122          1,261      3,224,010           --           --       3,225,271

300,117 shares issued for acquisition of DMRX,
  including cash acquisition costs of $600,000     300,117            300       (600,300)          --           --        (600,000)

Estimated fair market value of warrants
  granted to consultants                              --             --           12,990           --           --          12,990

Net loss                                        (2,060,469)    (2,060,469)
                                               ------------    ------------   ------------   ------------  ------------ ------------

Balance at December 31, 2000                    10,517,447         10,517      2,675,107          (6,770)  (2,060,469)     618,385

Issuance of common stock


        for cash                                   163,500            164        149,176           --           --         149,340

        exchange with minority interest          1,207,500          1,208        428,243           --           --         429,451

        for employee bonus                          17,250             17         26,559           --           --          26,576

        for employee compensation                  150,000            150         34,274           --           --          34,424

        Net cancellation of employee shares       (377,800)          (378)       (10,622)          --           --         (11,000)

Amortization and write-off of
   deferred compensation                              --             --           (5,207)          6,770        --           1,563

Net loss                                              --             --             --              --      (1,882,371)  (1,882,371)
                                                 ------------  ------------  ------------    ------------  ------------ ------------

Balance at December 31, 2001                     11,677,897    $    11,678   $ 3,297,530      $     --     $(3,942,840)  $(633,632)
                                                 ============  ============  ============    ============  ============ ============

See accompanying note to consolidated financial statements
--------------------------------------------------------------------------------

                                               GPN Network, Inc and Subsidiaries
                                           Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
                                               For the Twelve     For the Twelve
                                                Months Ended       Months Ended
                                                December 31,       December 31,
                                                    2001               2000
                                                --------------    --------------
Cash flows from operating activities:
   Net loss from continuing operations            $ (21,644)       $ (2,060,469)
  Adjustments to reconcile net loss from
     continuing operations to net cash
     used in operating activities:
   Estimated fair market value of vested
        common stock granted to employees            26,576              40,093
   Stock issued for employee compensation            34,424                 -
   Estimated fair market value of
        warrants granted to consultants                 -                12,990
   Amortization of prepaid consulting fees            1,563                 -
   Loss on marketable securities                     23,875                 -
   Impairment of long-lived assets                  466,695                 -
      Depreciation and amortization                  89,808             129,668
     Amortization of deferred revenue                   -                (8,374)
     Loss on abandonment                                -                12,000
     Reserve for uncollectible accounts                 -                40,000
      Changes in operating assets and liabilities:
         Accounts receivable                         19,666             (59,666)
         Other assets                                56,265             (90,268)
         Accounts payable and accrued expenses     (235,339)            211,671
         Other liabilities                         (150,000)                -
         Deferred revenue                           (32,128)              1,128
                                                --------------    --------------
   Net cash provided by (used in) continuing
        operating activities                        279,761          (1,771,227)

   Net cash provided by (used in) discontinued
        operating activities                     (1,299,792)                -
                                                --------------    --------------
        Total net cash provided by  (used in)
        operating activities                     (1,020,031)         (1,771,227)

Cash flows from investing activities:
   Proceeds from sale of marketable securities       15,499
   Proceeds from sale of property and equipment       9,825
   Cash paid in connection with the DMRX acquisition    -              (600,000)
   Purchase of property and equipment                   -              (359,688)
   Capitalized website development costs                -              (140,664)
                                                 --------------   --------------
   Net cash from (used in) investing activities      25,324          (1,100,352)

Cash flows from financing activities:
   Proceeds from short term loan - shareholder       27,000                 -
   Repurchase of common stock                       (11,000)
   Proceeds from the sale of common stock           149,340           3,225,771
   Proceeds from the sale of subsidiary common stock    -               429,450
   Proceeds from note payable - affiliate            51,000                 -
                                             --------------       --------------
   Net cash provided by financing activities        216,340           3,655,221

Net increase (decrease) in cash                    (778,367)            783,642

Cash at beginning of period                         783,642                 -
                                              --------------      --------------
Cash at end of period                               $ 5,275           $ 783,642
                                              ==============      ==============
     See accompanying notes to consolidated financial statements.
--------------------------------------------------------------------------------

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND OPERATIONS

GoPublicNow.com, Inc. ("GPN-Nevada") was incorporated on December 2, 1999 according to the laws of Nevada. Pursuant to an acquisition agreement (the "Acquisition Agreement") effective April 6, 2000, GPN-Nevada completed a transaction whereby it was merged with and into DermaRX Corporation ("DMRX") and the separate corporate existence of GPN-Nevada ceased. The transaction was recorded as a "reverse acquisition" (the "Merger") where GPN-Nevada was considered to be the accounting acquirer as it retained control of DMRX after the merger. Simultaneously with the Merger, the name DMRX was changed to GoPublicNow.com ("GPNN" or the "Company"), and all the outstanding shares of common stock of GPN-Nevada were exchanged on a one-for-one basis for shares of common stock of GPNN. Immediately prior to the merger, the common stock of DMRX was reduced by a one for five reverse split. On November 8, 2000, GoPublicNow.com changed its name to GPN Network, Inc.

GPN Network, Inc. is a Delaware corporation and was engaged in the business, through its subsidiaries, affiliates and strategic alliances, of assisting unaffiliated early-stage-development and small to mid-sized emerging growth companies with financial and business development services, including raising capital in private and public offerings. During the years ended December 31, 2001 and 2000, the Company had two operating subsidiaries: (1) GoNow Securities, Inc., a Broker/Dealer; and (2) GoBizNow, Inc., which provided business and technology consulting services. Two other subsidiaries, GPN Securities Inc., and Dermedics, Inc., were inactive.


NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles which contemplate continuation of the Company as a going concern. The Company has incurred a net loss and negative cash flows from operations of $1,882,371 and $1,018,867, respectively, for the year ended December 31, 2001, and had an accumulated deficit of $3,942,840 as of December 31, 2001. These factors, along with the Company's lack of an operational history, among other matters, raise substantial doubt about its ability to continue as a going concern. The Company currently has no specific operational business plan and accordingly will depend completely on additional funds to finance its short-term operations. The successful outcome of future activities cannot be determined at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

GoNow Securities, Inc.
----------------------

In January 2001, the Company's wholly-owned subsidiary and NASD member, GoNow Securities, Inc., began operations as a broker/dealer.

Change in Control
-----------------

On August 3, 2001, in anticipation of the Company adopting a new business plan, the Company issued a press release announcing that a change of control had occurred and Mr. Todd M. Ficeto is now the controlling stockholder.

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Termination of Development Stage
--------------------------------

Effective August 31, 2000, as a result of several contracts entered into by GPN Network, Inc. to provide financial and business development services, management determined that the Company was no longer in the development stage.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of the Company and its four wholly-owned subsidiaries: GoBizNow.com, Inc.; Dermedics, Inc.; GoNowSecurities, Inc.; and GPN Securities, Inc. All of these subsidiaries were inactive at December 31, 2001. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents
-------------------------

For purposes of the statement of cash flows, cash and cash equivalents consist of demand deposits in banks with an initial maturity of 90 days or less.

Marketable Securities
---------------------

Marketable securities consist of equity securities and are stated at fair market value. During the period from December 2, 1999 (date of inception) through December 31, 2000, the Company received marketable securities which were originally valued at $253,966 in consideration of future services from an unrelated party. However, at December 31, 2000, the Company's management determined that a permanent impairment on the related marketable securities had occurred based in part on general economic conditions, the condition of the investee company and its industry, and the decline of the investee's stock price. As a result, the Company re-valued the marketable securities to $39,374 (based on the trading price of the stock at December 31, 2000). The Company recorded $214,592 against the cost of the related marketable securities and deferred revenue in the accompanying balance sheet at December 31, 2000. For the period ended December 31, 2000, total revenue recognized in the accompanying statement of operations after the re-valuation was $8,374.

Pursuant to the Statement of Financial Accounting Standards No. 115 ("SFAS 115") "Accounting for Certain Investments in Debt and Equity Securities," available for sale investments are to be recorded at their fair market value, with any unrealized gain or loss to be reported as other comprehensive income (loss) for the period ended. As a result of the permanent impairment and the related write down of the marketable equity security to its net realizable value, no comprehensive income (loss) existed as of December 31, 2000.

During the year ended December 31, 2001, the Company sold these securities for $15,499, and realized a loss of $23,875.

Customer Concentration
----------------------

The Company offers its services throughout the United States and extends credit to its customers and performs ongoing credit evaluations of such customers. The Company does not obtain collateral to secure its accounts receivable. The

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Company evaluates its accounts receivable on a regular basis for collectability and provides for an allowance for potential credit losses as deemed necessary. The Company has not been dependent on any single customer or group of customers for a significant portion of its annual sales. The Company's customer base has changed on a continuous basis as new customers are added or removed.

Three customers accounted for approximately 90% of sales for the year ended December 31, 2001. Three customers accounted for approximately 79% of sales for the year ended December 31, 2000.

Property and Equipment
----------------------

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the useful life of three and seven years. Betterments, renewals, and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in current operations.

Capitalized Web Site Development
--------------------------------

In March 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-2, "Accounting for Web Site Development Costs" (EITF 00-2) to be applicable to all website development costs incurred. The consensus states that for specific website development costs, the accounting for such costs should be accounted for under AICPA Statement of Position 98-1 (SOP 98-1) "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." Pursuant to EITF 00-2, the Company had capitalized approximately $140,000 of web site development costs as of December 31, 2000, to be amortized on a straight-line basis over two years. Amortization expense for the periods ended December 31, 2001 and 2000 was $35,166 and approximately $37,000, respectively.

Long-Lived Assets
-----------------

During 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In accordance with the provisions of SFAS No. 121, the Company regularly reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Based on its analysis, the Company did not record an impairment of the carrying value on its long-lived assets exists at December 31, 2000. At December 31, 2001 the Company has determined that there has been an impairment of its website development costs, its property and equipment, and its other assets due to the change in business direction of the Company as a result of the change in control. As a result, the Company has written off the unamortized balance of $68,847 for its website development costs, $340,204 of its property and

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

equipment, and $57,644 of other assets as a loss on impaired assets that is included in the loss from discontinued operations in the accompanying statements of operations.

Deferred Revenue
----------------

The Company receives payment in advance for listing client companies on its website. These payments are recorded as deferred revenue, and are in the form of either cash or equity in the client company. The revenue is recognized monthly over the term of the listing agreement, typically from 12 to 24 months. At December 31, 2000, the Company had $32,128 of deferred revenue, consisting of $31,000 in equity and $1,128 in cash.

During the year ending December 31, 2001, the Company determined that there was a permanent impairment in the equity component of deferred revenue and wrote off $23,875. At December 31, 2001, the Company had no deferred revenue.

Income Taxes
------------

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

Minority Interest
-----------------

In April  2000,  the  Company  provided  initial  funding  of  $200,000  for its majority-owned subsidiary GoBizNow.com. The Company commenced a private placement memorandum selling a maximum of 300,000 shares of common stock at $1.75. As of December 31, 2000, GoBizNow.com had sold 294,000 shares of common stock for $429,451 net of offering costs of $85,049 at which time the offering was considered closed. As of December 31, 2000, the minority interest percentage owned was 6.0%. Due to the percentage owned by the minority interests being less than 10% and GoBizNow.com percentage of the consolidated loss being less than 10%, the Company has not recorded minority interest in GoBizNow.com's net loss as of December 31, 2000.

Pursuant to Staff Accounting Bulletin ("SAB") No. 84, when selling a subsidiary's un-issued shares to third parties, a gain or loss may be required to be reflected in the consolidated income statements of the parent. However, SAB No. 84 does not require a gain or loss to be recognized in situations where the subsidiary is a newly formed, non-operating entity, a startup or development stage company or an entity whose ability to continue in existence is in question. Due to the subsidiary being newly formed and in the development stage, the Company has recognized no gain or loss on the sale of the subsidiary's stock at December 31, 2000.

In May 2001, the Company completed the acquisition of the minority interest in GoBizNow.com whereby 1.4 shares of the Company's common stock were exchanged for

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

every one share of GoBizNow.com's common stock issued and outstanding. Pursuant to this transaction, the Company issued 411,600 shares of its common stock to shareholders of GoBizNow.com. The Company, under its new management, is in negotiations to reduce the number of shares to be issued to certain officers and employees holding 568,500 of GoBizNow.com shares, potentially exchangeable pursuant to the terms of the GoBizNow.com acquisition agreement for 795,900 of the Company's shares. There is no assurance that the company will be successful in these negotiations and therefore the financial statements dated December 31, 2001 are presented as if all 795,900 shares have been issued.

Revenue Recognition
-------------------

The Company recognizes revenue during the month in which services are provided and on a straight-line basis over the life of the membership dues received. On certain agreements, the Company will take an equity position in the client rather than a cash position, which the Company will record pursuant to SFAS No. 115 and record deferred revenue and recognize the revenue over the contract life, as defined. In addition, the agreements may contain a return of equity clause which specifies that if the Company does not satisfy the requirements of the agreement, as defined, the Company must return all equity instruments to its clients.

Advertising
-----------

Advertising costs are expensed as incurred. For the period ended December 31, 2000 and 2001, advertising costs of approximately $85,000 and $3,000 have been incurred, respectively.

Earnings Per Share
------------------

The Company calculates earnings per share in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

The following potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been anti-dilutive:

                                                     For the Years Ended
                                                         December 31,
                                             -----------------------------------
                                                   2001               2000
                                             ---------------    ----------------
 Options outstanding under the Company's
      stock option plans                             -               561,250
 Warrants issued in conjunction with the
      sale of common stock                      2,222,244          2,222,244
 Warrants issued to consultants for
      services rendered                            20,125             20,125

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Risks and Uncertainties
-----------------------

The Company currently has no business plan and accordingly industry specific business risks and uncertainties cannot be ascertained. The Company will depend, in the near-term, completely on obtaining additional debt or equity funding from new or existing investors. There can be no assurance that such funding will be obtained.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, estimates for income tax valuations and settlement of liabilities from discontinued operations. Actual results could differ from those estimates.

Fair Value of Financial Instruments
-----------------------------------

The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles that require disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash and cash equivalents, trade payables and accrued expenses, and promissory note to a shareholder approximates their estimated fair values due to the short-term maturities of those financial instruments. The amounts shown for note payable to affiliate also approximate fair value because current interest rates offered to the Company for short-term loans of similar maturities are substantially the same or the difference is immaterial.

Stock-Based Compensation
------------------------

The Company accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB No. 25 must make pro forma disclosures of net income (loss), as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB No. 25.

In March 2000, the FASB issued FASB Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion 25." FIN No. 44 clarifies the application of APB No. 25 for (a) definition of employee for purposes of applying Opinion 25, (b) the criteria form determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequence for an exchange of stock compensation awards in business

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

combination. FIN No. 44 is effective July 1, 2000, but certain provisions cover specific events that occur after December 15, 1998 or January 12, 2000. The adoption of FIN No. 44 did not have a material effect on the Company's financial statements.

Segments of Business
--------------------

The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. For marketing purposes, the Company's business model is broken down into the stages of a client company's development, described as Preparation, Investment, and Exit, or "PIE". The Company considers all of its services to exist within the single business segment of providing financial and corporate development services to emerging growth companies.

Recently Issued Accounting Pronouncements
-----------------------------------------

In June 2001, the FASB issued SFAS No. 141, "Business Combinations." This statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Bulletin ("APB") Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Pre-Acquisition Contingencies of Purchased Enterprises." All business combinations in the scope of this statement are to be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method for those business combinations is prohibited. This statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. The Company does not expect adoption of SFAS No. 141 to have a material impact, if any, on its financial position or results of operations.

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. It is effective for fiscal years beginning after December 15, 2001. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been issued previously. The Company does not expect adoption of SFAS No. 142 to have a material impact, if any, on its financial position or results of operations.

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of long-lived assets, except for certain obligations of lessees. This statement is not applicable to the Company.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business, and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company does not expect adoption of SFAS No. 144 to have a material impact, if any, on its financial position or results of operations.


NOTE 4 - DISPOSAL OF OPERATIONS

During 2001, due in large part to the decreased availability of investment capital to the Company's target market of internet related, small growth companies, GPN Network failed to meet its revenue targets. On July 27, 2001, a majority interest in the Company was acquired by a private investor, and the Company installed new management and adopted a new business plan. The immediate action taken regarding this new business plan was to discontinue the Company's current operations effective July 27, 2001. As a result, operations of the Company through December 31, 2001 are reported as discontinued operations. The loss from discontinued operations included total revenues and net loss from operations of $2,586 and $1,454,180, respectively, for the year ended December 31, 2001 and the loss on disposal included total revenues and net loss from operations of $57,082 and $402,604, respectively, for the year ended December 31, 2001. Net liabilities from discontinued operations included accounts payable of $465,968, book overdraft of $92,567, and accrued income taxes of $2,400. The anticipated disposal date is June 30, 2002. For the twelve months ended December 31, 2000, total revenues from discontinued operations were $174,011 and the net loss from operations was $2,108,580.

NOTE 5 - PROPERTY AND EQUIPMENT

At December 31, 2001, the Company had no property and equipment as it was all either sold or impaired. Depreciation and impairment expense totaled $378,296 the year ended December 31, 2001. Depreciation expense totaled $93,017 for the year ended December 31, 2000.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Lease Obligations
-----------------
At December 31, 2001, the Company was in default of the terms of the lease of its corporate headquarters. The lease term ends March 31, 2002. At December 31, 2001, the remaining amount due under the term of the lease of $123,492 has been accrued under net liabilities from discontinued operations.

Rent and equipment lease expense under operating leases for the periods ended December 31, 2001 and 2000 was $268,217 and $101,205, respectively, and is included in selling, general and administrative expenses in the accompanying statements of operations

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Litigation
----------

In April 1999, the Company ("DermaRx"), under its former management, filed a complaint in the Denver District Court against two former employees of the Company, entitled DermaRx Corporation vs. Gerit D. Mulder and Lee Booras, alleging improper use of trade secrets and confidential information (first claim), breach of fiduciary duty (second claim), failure to assign patent rights (third claim) and for return of performance bonus (fourth claim) as to Defendant Mulder and breach of fiduciary duty (fifth claim) as to defendant Booras. Defendants Mulder and Booras generally denied DermaRx's allegations and asserted counterclaims sounding in breach of contract as to DermaRX and third-party claims regarding wage claims against DermaRx and former DermaRx CEO MaryAnne Carroll as an individual. DermaRx and Ms. Carroll generally denied the allegations of the counterclaims and third party claims. Defendant Booras requested summary judgment in connection with DermaRx's first through fourth Claims. Defendant Booras requested summary judgment in connection with DermaRx's fifth claim. This matter was scheduled for trial commencing March 19, 2001. The trial date was vacated in June 2001 and the parties entered into a settlement agreement, which provided for a mutual release of the parties from any and all claims relating to the action. The action was dismissed with prejudice and the case closed on December 19, 2001.

On December 4, 2001, a complaint captioned Silver & Deboskey v. GPN Network, Inc. (f/k/a GoPublicNow.com f/k/a DermaRx, Inc. or DermaRx Corporation) was filed in District Court in Denver, Colorado (Case #01 CV 6678). The complaint seeks compensation for legal services allegedly rendered to DermaRx in the amount of $18,693.20, plus post judgment interest. The Company failed to file a responsive pleading to the action. Consequently, on or about February 19, 2002, Silver & Deboskey filed with the court a Motion For Entry Of Default Judgment, requesting an entry of default for the total amount of $18,693.20, which was denied by the court on March 19, 2002. On March 8, 2002, GPN filed an answer. The outcome of litigation is uncertain and there can be no assurance that the Company will be successful in its defense.

On October 9, 2001, GPN Network, Inc. filed a complaint against Bruce A. Berman, Jeffrey M. Diamond, and The Summit Real Estate Group, Inc. ("Summit") in Orange County Superior Court (Case #01CC12872). The complaint alleges four causes of action: (1) Breach of Fiduciary Duty; (2) Rescission; (3) Fraud; and (4) Civil Conspiracy. The complaint requests damages in the amount of not less than $100,000 and punitive damages. On or about November 20, 2001, Bruce A. Berman filed, concurrently with his answer, a verified Cross-complaint against GPN for indemnity, declaratory relief, breach of contract, failure to pay wages, unfair business practices, and breach of implied covenant of good faith and fair dealing. The complaint alleges that GPN failed to pay Mr. Berman accrued wages and other compensation in the amount of $60,000. On December 21, 2001, GPN filed a Demurrer to Mr. Berman's cross-complaint. GPN subsequently granted Mr. Berman's request to file an amended complaint, which has not yet been filed or served. On November 30, 2001, Jeffrey M. Diamond filed a Demurrer to GPN's.

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Complaint. On January 23, 2002, GPN filed a First Amended Complaint, naming an additional defendant, Timothy C. Capps. The First Amended Complaint also added an additional cause of action against Mr. Diamond for breach of fiduciary duty. Mr. Diamond has filed a petition to compel arbitration for certain causes of action. In March 2002, GPN, Mr. Berman and Summit agreed to a settlement in principal, whereby Mr. Berman will waive all claims against GPN and indemnify GPN for any claims brought by former landlords related to back or future rent for premises occupied by GPN before August 2001, and GPN will release Mr. Berman from all claims relating to the pending action. The settlement with Summit provides for a mutual release and GPN's repurchase of a telephone system for $2,900. There can be no assurances that the settlement with Mr. Berman and Summit will be consummated on the terms agreed to in principal or at all. The Company believes that it has meritorious defenses to the above claims and intends to defend these claims vigorously. Nevertheless, litigation is uncertain, and the Company may not prevail in the lawsuits and can express no opinion as to its ultimate outcome.

The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations or discriminations, or breach of contract actions incidental to the normal operations of the business. The Company is currently not involved in any such litigation which management believes could have a material adverse effect on its financial position or results of operations.

NOTE 7 - STOCKHOLDERS' EQUITY (DEFICIT)

Preferred Stock
---------------

The Company's articles of incorporation authorize up to 10,000,000 shares of $0.001 par value preferred stock. Shares of preferred stock may be issued in one or more classes or series at such time the Board of Directors determine. All shares of any series shall be equal in rank and identical in all respects. As of December 31, 2000 and 2001, no preferred shares have been designated or issued.

Equity Offering
---------------

In February 2001, the Company issued a Private Placement Memorandum (the "2001 PPM") for a total maximum offering of $3,500,000. The offering is for a maximum of 2,800,000 units, each unit consisting of one share of common stock and one warrant to purchase one additional share of common stock for $2.50 per share. At December 31, 2001, no units had yet been sold.

Common Stock
------------

On December 3, 1999, the Company issued 201,000 shares of the Company's restricted common stock (valued at $50,250 based on the estimated fair value on date of grant) to employees. The shares are contingent upon employment and vest on various dates through December 2001. During the year ended December 31, 2000, 19,792 of these shares were cancelled due to employee terminations. As of December 31, 2000, a total of 156,213 shares vested resulting in compensation expense of $40,093 being recognized in the accompanying statement of operations for the year December 31, 2000.

In April  2000,  the  Company  provided  initial  funding  of  $200,000  for its majority-owned subsidiary GoBizNow.com. The Company commenced a private placement memorandum selling a maximum of 300,000 shares of common stock at

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

$1.75. As of December 31, 2000, GoBizNow.com had sold 294,000 shares of common stock for $429,451 net of offering costs of $85,049 at which time the offering was considered closed.

On April 6, 2000, the Company issued 500,117 shares of common stock to the shareholders of DermaRX Corporation in a transaction known as a reverse merger. The Company also paid $300,000 to DermaRX in order for DermaRX to settle its liabilities. On May 5, 2000, the Company purchased and retired 200,000 of these shares of common stock for the amount of $300,000. The Company netted the repurchase of the 200,000 shares of common stock with the original issuance and recorded the purchase price of $300,000 as part of the acquisition cost.

During the year ended December 31, 2000, the Company sold and issued 1,111,122 shares of common stock (including 150,000 shares issued to consultants for offerings costs) at $2.50 or $3.75 per share for aggregate cash consideration of $3,225,271 (net of commissions and other offering costs of $264,187). In addition, the Company issued warrants to purchase 1,111,122 shares of common stock at $7.50 per share and warrants to purchase 1,111,122 shares of common stock at $10 per share, which are exercisable until March 1, 2003 or May 1, 2003. As the warrants were issued in connection with fundraising activities, no expense is to be recognized for the warrants in the statement of operations.

During the year ended December 31, 2001, the Company made a limited offer to the holders of the $7.50 and $10.00 warrants to exercise these warrants in units (each unit consisting of one warrant exercisable for $7.50 and one warrant exercisable for $10.00) at $1.00 per unit in exchange for one share of common stock, one new warrant exercisable for $2.50 per share, and one new warrant exercisable for $5.00 per share. The Company sold 163,500 warrant units for a total of $ 149,340 net of offering costs of $14,160. The new warrants vest immediately and expire on December 31, 2003.

Also during the year ended December 31, 2001, the Company issued 167,250 shares of common stock to employees. The Company recorded non-cash compensation expense of $61,000 based on the fair market value of the stock on the date of grant. The Company also cancelled 352,500 shares of common stock issued to terminated employees per the terms of their employment agreements. Also during the year ended December 31, 2001, the Company repurchased and cancelled 25,000 shares of common stock from an employee in exchange for a severance payment of $11,000.

On May 1, 2001, the Company completed the acquisition of the minority interest in its subsidiary company GoBizNow.com whereby 1.4 shares of the Company's common stock were exchanged for every one share of GoBizNow.com common stock issued and outstanding. Pursuant to this transaction, the Company issued 411,600 shares of its common stock to the shareholders of GoBizNow.com. The Company, under its new management, is in negotiations to reduce the number of shares issued to certain officers and employees holding 568,500 of GoBizNow.com shares potentially exchangeable pursuant to the terms of the GoBizNow.com acquisition for 795,900 shares of common stock of the Company. There is no assurance that the Company will be successful in these negotiations and has therefore reflected the outstanding common shares at December 31, 2001 as if all 795,900 shares have been issued.

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Stock Options
-------------

From time to time, the Company may issue non-plan stock options pursuant to various agreements and other compensatory arrangements. Under the terms of various agreements with employees, during the years ended December 31, 2000 and 2001 the Company issued options to purchase 571,250 and 109,000 shares, respectively, of the Company's common stock at exercise prices ranging from $0.25 per share to $3.75 per share. The options vest over various periods from zero to two years from the date of the grant. The options are exercisable through March 2010.

The following summarizes the stock option transactions:


                                                         Weighted
                                                         Average
                                     Options          Exercise Price
                                   ----------      --------------------

  Balance, December 2, 1999              -              $      -

      Granted                        571,250            $     2.71
      Expired/forfeited              (10,000)           $     1.70
                                   ----------

  Balance, December 31, 2000         561,250            $     2.55

      Granted                        109,000            $     1.96
      Expired/forfeited              (38,125)           $     1.73
                                   ----------

  Balance, December 31, 2001         632,125            $     2.50
                                   ==========

  Exercisable, December 31, 2001     472,180            $     2.82
                                   ==========

The weighted average fair value of stock options granted during the periods ended December 31, 2001 and 2000 was $1.81 and $0.91, respectively.

The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." It applies APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for restricted stock and options issued to outside third parties. The fair value for these options was estimated at the date of grant using the Black Scholes option pricing model with the following assumptions for the years ended December 31, 2001 and 2000: risk free interest rate of 5.5% and 6.25%; dividend yield of 0% and 0%; expected life of the options of two and three years; and volatility factor of the expected market price of the Company's common stock of 155% and 111%, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period. Adjustments are made for options forfeited prior to vesting. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under its plan consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would be reduced to the pro forma amounts indicated below for the years ended December 31, 2001 and 2000:

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                               2001               2000
                                         ---------------    ----------------
  Net loss
           As reported                   $ (1,882,371)      $    (2,060,469)
           Pro forma                     $ (2,252,400)      $    (2,197,081)
  Basic loss per common share
           As reported                   $      (0.17)      $         (0.20)
           Pro forma                     $      (0.20)      $         (0.21)

Warrants
--------

From time to time, the Company issues warrants pursuant to various agreements and other compensatory arrangements. Under the terms of various agreements with consultants, during the year ended December 31, 2000, the Company issued warrants to purchase 20,125 shares of the Company's common stock at exercise prices ranging from $0.25 per share to $3.75 per share. The warrants vest three months from the date of grant and are exercisable through February 2010. Under SFAS 123, $12,990 and $0 of consulting expense was recognized in the Company's statement of operations for the periods ended December 31, 2000 and 2001, respectively. In addition, the Company has outstanding 2,222,244 warrants to various investors as part of various private placement memorandums.

The fair value of each warrant granted during the period ended December 31, 2000 was estimated using the Black-Scholes pricing model on the date of grant using the following assumptions: risk free interest rate of 6.5%; dividend yield of 0%; expected life of the warrants of three years; and volatility of 111%.

In January and February 2001, the Company made a limited offer to the holders of the $7.50 and $10.00 warrants to exercise these warrants in units (each unit consisting of one warrant exercisable for $7.50 and one warrant exercisable for $10.00) at $1.00 per unit in exchange for one share of common stock, one new warrant exercisable for $2.50 per share, and one new warrant exercisable for $5.00 per share. The Company sold 163,500 warrant units for net proceeds of $149,340.

The following represents a summary of warrants transactions:


                                        Warrants           Weighted Average
                                      Outstanding          Exercise Price
                                     -------------      --------------------

 Balance, December 2, 1999                       -           $          -
      Granted                            2,242,369           $       8.70
                                     -------------

 Balance, December 31, 2000              2,242,369           $       8.70

      Granted                              327,000           $       3.75

      Exercised                           (327,000)          $       8.75
                                     --------------

 Balance, December 31, 2001              2,242,369           $       7.97
                                     ==============

 Exercisable, December 31, 2001          2,242,369           $       7.97
                                     ==============

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

20,125 of the warrants outstanding at December 31, 2001 have exercise prices between $0.25 per share to $3.75 per share, with a weighted average exercise price of $2.86 and a weighted average remaining contractual life of 9.1 years. All of these warrants are exercisable at December 31, 2001. 2,222,244 of the warrants have exercise prices between $2.50 per share and $10.00 per share, with a weighted average exercise price of $7.97 and a weighted average remaining contractual life of 2.3 years. All of these warrants are exercisable at December 31, 2001.

NOTE 8 - INCOME TAXES

The tax effects of temporary differences that give rise to deferred taxes at December 31, 2001 are as follows:

  Deferred tax asset:
    Net operating loss carryforward                             $  1,511,000
    Expenses recognized for granting of options and warrants           7,000
                                                                -------------

    Total gross deferred tax asset                                 1,518,000

  Less valuation allowance                                        (1,518,000)
                                                                -------------

       Net deferred tax asset                                   $      -
                                                                =============

The valuation allowance increased by approximately $686,000 during the year ended December 31, 2001. No current provision for income taxes for the years ended December 31, 2001 and 2000 is required, except for minimum state taxes, since the Company incurred losses during such years.

The provision for income taxes for the years ended December 31, 2001 and 2000 is $0 and differs from the amounts computed by applying the U.S. Federal income tax rate of 34% to loss before income taxes as a result of the following:

                                                      2001             2000
                                                      ----             ----
Computed tax benefit at federal statutory rate   $  (590,000)     $  (695,000)
State income tax benefit, net of federal effect     (104,800)        (134,600)
Increase in valuation allowance                      698,000          832,000
                                                     -------          -------
                                                 $     3,200      $     2,400
                                                     =======          =======

As of December 31, 2001, the Company had net operating loss carryforwards of approximately $2,014,000 and $991,000 for federal and state income tax reporting purposes, which expire in 2021 and 2011, respectively.

                                              GPN Network, Inc. and Subsidiaries
                                      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

NOTE 9 - RELATED PARTY TRANSACTIONS

On August 3, 2001, the Company received a loan from its new majority shareholder in the amount of $27,000. The amount plus interest accrued at the rate of 6% is due on demand.

On September 7, 2001, the Company received a loan from a company controlled by the Company's new majority stockholder for $50,000. The amount plus interest accrued at the rate of 6% is due on September 8, 2003.


NOTE 10 - SUBSEQUENT EVENTS

On January 8, 2002, the Company issued 2,500,000 units to its majority stockholder for proceeds of $150,000. Each unit consisted of two shares of the Company's common stock and a warrant to purchase one share of the Company's common stock. Each warrant vests immediately, has an exercise price of $0.03 per share and expires five years from the date of issuance.

On March 26, 2002, the Company sold its wholly-owned subsidiary GoNowSecurities, Inc. for net consideration of $5,000.